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                                                                    EXHIBIT 10.8

                                   AMENDMENT

                                     TO THE

                          DATATRAK INTERNATIONAL, INC.

                 AMENDED AND RESTATED 1992 SHARE INCENTIVE PLAN


         This Amendment (the "Amendment") to the DATATRAK International, Inc. Amended and Restated 1992 Share Incentive Plan is made this 18th day of December, 2001 by DATATRAK International, Inc. (the "Company").


                               W I T N E S S E T H

         WHEREAS, the Company's Board of Directors adopted the Company's Amended and Restated 1992 Share Incentive Plan (the "Plan") on September 23, 1992; and

         WHEREAS, the Plan was approved by action of the Company's shareholders on September 23, 1992; and

         WHEREAS, the Company, as a condition to the consummation of a private placement of the Company's common shares and pursuant to the terms of a Share Purchase Agreement among the Company and the investors parties thereto, has agreed to amend each of its stock option plans to place certain restrictions on the granting of stock options; and

         WHEREAS, the Board of Directors has deemed it necessary and appropriate to adopt such amendments to each of the Company's stock option plans to place certain restrictions on the granting of stock options.

         NOW, THEREFORE, in consideration of the foregoing, the Plan is amended as follows:

         CERTAIN RESTRICTIONS. The following language shall be added to the Plan as a new section:

                  "Notwithstanding anything in the foregoing to the contrary, the Company shall not, unless approved by the holders of a majority of the shares present and entitled to vote at a duly convened meeting of shareholders:

         (i) grant any stock option, including stock appreciation right, with an exercise price that is less than 100% of the fair market value of the underlying stock on the date of grant; or



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         (ii)     reduce the exercise price of any stock option, including stock appreciation right, outstanding or to be granted in the future; cancel and re-grant options at a lower exercise price (including entering into any "6 month and 1 day" cancellation and re-grant program), whether or not the canceled options are put back into the available pool for grant; replace out-of-the-money options with restricted stock in an exchange, buy-back or other program; or replace any options with new options having a lower exercise price or accelerated vesting schedule in an exchange, buy-back or other program.

         The prohibitions set forth in items (i) and (ii) above may not be further amended or repealed without the affirmative vote of the holders of a majority of the shares present and entitled to vote at a duly convened meeting of shareholders."

         IN WITNESS WHEREOF, DATATRAK International, Inc., by its appropriate officers duly authorized, has executed this Amendment as of the 18th day of December, 2001.

                                DATATRAK INTERNATIONAL, INC.





                                By:      /s/ JEFFREY A. GREEN
                                   --------------------------------------------
                                Jeffrey A. Green, President and Chief Executive
                                   Officer




                                By:      /s/ TERRY C. BLACK
                                   --------------------------------------------
                                Terry C. Black, Vice President of Finance, Chief
                                   Financial Officer, Treasurer and Assistant
                                   Secretary




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